Exhibit 20

                           IOWA FIRST BANCSHARES CORP.
                             300 East Second Street
                              Muscatine, Iowa 52761
                              PHONE (319) 263-4221

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The annual meeting of shareholders of Iowa First Bancshares Corp., an Iowa corporation, will be held at the corporate offices of the Company and its subsidiary, First National Bank of Muscatine, Muscatine, Iowa, on Thursday, April 18, 2002, beginning at 2:00 p.m. in order to:

1.   Elect four Directors for terms of three years each.
2.   Elect one director for a term of two years.
3. Transact any other business which may be properly brought before the meeting or any adjournment of the meeting.

Common stockholders of record as of the close of business on March 11, 2002 are entitled to vote at the meeting.

Even if you plan to attend the meeting, we encourage you to sign and return the enclosed proxy. If you are unable to attend the meeting because of illness or any other reason, your vote will still be cast. If you do attend the meeting, your proxy will automatically be suspended if you elect to vote in person.

We encourage your attendance at this meeting. The Officers and Directors want to keep you, one of the owners of the Company, informed of its activities and progress.

March 12, 2002                                             /s/ George A. Shepley
                                                           ---------------------
                                                           George A. Shepley
                                                           Chairman of the Board

EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE. IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY.

                                 PROXY STATEMENT

General Information Concerning the Solicitation of Proxies

This proxy statement is furnished on March 12, 2002, in connection with the solicitation by the Board of Directors of the proxies in the accompanying form.

A shareholder who gives a proxy may revoke it at any time prior to its exercise by filing with the Corporate Secretary a written revocation or a duly executed proxy bearing a later date. The proxy will be suspended if the shareholder is present at the meeting and elects to vote in person.

As of March 11, 2002, 1,456,404 shares of common stock were outstanding, each of which is entitled to one vote at the meeting. Only shareholders of record as of the close of business on March 11, 2002 will be entitled to notice of and to vote at the meeting.

The affirmative vote of the holders of a majority of the outstanding shares entitled to vote is required for adoption of motions and resolutions, except that changes in voting rights, removal of Directors, amendments to the Articles of Incorporation, and approval of mergers, consolidations, or partial liquidations require the affirmative vote of the holders of two-thirds of the outstanding shares entitled to vote.

Beneficial Owners of Common Stock

The following table sets forth information as of February 28, 2002, with respect to any person who is known to the Company to be the beneficial owner of more than 5 percent of the Company's common stock.

Name and Address               Amount and Nature of               Percent
of Beneficial Owner            Beneficial Ownership              of  Class
--------------------------------------------------------------------------

George A. Shepley                  117,268 (1)                      8.05%
401 Hogan Court
Muscatine, Iowa

(1) Includes 116,968 shares as beneficially owned by Mr. Shepley because the Company's management believes he has the power to exercise investment decisions with respect to such shares.

The beneficial ownership of current, continuing and nominated Directors is set out in the table on the following page. All current Directors and Executive
Officers as a group own beneficially 284,367 shares, which constitutes 19.5 percent of the class.

Election of Directors

At the annual meeting, shareholders will be asked to elect four Directors to hold office for terms of three years each. Shareholders will also be asked to elect one Director for a term of two years.

The Board of Directors and management recommend the election of the five nominees listed herein. The named proxies intend to vote for the election of the nominees. If, at the time of the meeting, any of such nominees is unable or declines to serve, the discretionary authority provided in the proxy will be exercised to vote for a substitute or substitutes, unless otherwise directed. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

Information Concerning Nominees for Election as Directors

The Board of Directors presently consists of twelve Directors divided into three classes, with four Directors in each class. Directors of one class are elected each year to hold office for a three-year term, until their successors are duly elected and qualified, or until their earlier resignation or removal. The terms of office of the current Class II Directors will expire on the election of the Directors at the 2002 annual meeting of shareholders.

The shareholders will be asked to elect all four of the Class II nominees listed herein for terms of three years or until a successor is elected and qualified or until his or her earlier resignation or removal. The shareholders will also be asked to elect one Class III nominee, Stephen R. Cracker, for a term of two years or until a successor is elected and qualified or until his earlier resignation or removal. Mr. Cracker is being added to the Class III Directors as a replacement for Dean H. Holst who retired from the board effective December 31, 2001. Mr. Cracker's two year term will expire at the same time as all other Class III Directors. If all nominees are elected they will fill all of the current twelve Directorships.

Certain information is set out below and on the following page with respect to the five persons nominated by the Board of Directors to serve as Directors and with respect to the Directors continuing in office for terms expiring in 2003 and 2004. All four Class II nominees are currently Directors of the Company. Mr. Cracker is not currently a Director of the Company.

                           IOWA FIRST BANCSHARES CORP.

                                    DIRECTORS

                                                                                                             As of February 28, 2002
                                                                                               Nominated           Common Stock
                                                                                               For Term      -----------------------
                                                                                               Expiring,     Amount and
Nominee                 Position(s)                                                            Or Current    Nature of     Percent
Or Current              Held with                                                    Director    Term        Beneficial      of
Director                the Company                                            Age    Since     Expires      Ownership      Class
------------------------------------------------------------------------------------------------------------------------------------
Kim K. Bartling         Director.  Executive Vice President, Chief Operating
                        Officer and Treasurer of the Company.  EVP and
                        CFO of First National Bank of Muscatine.               44     1994       2003          24,065       1.65%

Roy J. Carver, Jr.      Director.                                              58     1989       2004          25,404       1.74%

Stephen R. Cracker      Executive Vice President and Chief Operating
                        Officer, First National Bank in Fairfield.  #          56     N/A        2004 ^        12,433       **

Larry L. Emmert         Director.                                              60     1993       2003          21,246       1.46%

Craig R. Foss           Director. Vice Chairman of the Board,                  52     1994       2005 *         3,360       **
                        First National Bank in Fairfield.

Donald R. Heckman       Director.                                              63     1984       2005 *        26,060       1.79%

David R. Housley        Director.                                              50     1999       2003           1,100       **
D. Scott Ingstad        Vice Chairman, President and CEO of the Company.
                        Vice Chairman, President and CEO, First National       51     1990       2005 *        18,937       1.30%
                        Bank of Muscatine.

Dr. Victor G. McAvoy    Director.                                              58     1994       2004           5,000       **

John "Jay" S. McKee     Director.                                              48     1999       2004           1,260       **

George A. Shepley       Chairman of the Board of the Company,
                        First National Bank of Muscatine and
                        First National Bank in Fairfield.                      79     1983       2003         117,268       8.05%

Beverly J. White        Director.                                              62     1988       2005 *        21,024       1.44%

* Nominated for election to the Board of Directors for a three year term at the April 18, 2002, annual meeting of shareholders of Iowa First Bancshares Corp.

**   Less than 1 percent of the outstanding stock of the Company.

^ Nominated for election to the Board of Directors for a two year term at the April 18, 2002, annual meeting of shareholders of Iowa First Bancshares Corp.

# Mr. Cracker was promoted as of January 1, 2002, to President and CEO of First National Bank in Fairfield.

Shares listed as beneficially owned include, for Directors who are also officers of the Company, shares held in the Company's retirement plan for the benefit of such individuals.

The business experience of each nominated and continuing Director is set forth in the following section. All Directors have held their present position for at least five years unless otherwise indicated.

Kim K. Bartling. Mr. Bartling has been Executive Vice President, Chief Operating Officer and Treasurer since December 1996. He has served as Executive Vice President and Chief Financial Officer of First National Bank of Muscatine since February 1997. Mr. Bartling served as Senior Vice President, Chief Financial Officer and Treasurer of the Company and First National Bank of Muscatine beginning in 1988. Prior to serving in these positions he served as Vice President/Finance of the Company and First National Bank of Muscatine since 1987. Mr. Bartling is also a Director of the Company, First National Bank of Muscatine and First National Bank in Fairfield.

Roy J. Carver, Jr. Mr. Carver has been Chairman of Carver Pump Company, a manufacturer of industrial pumps used in military and civilian applications, since 1981. Mr. Carver is also a Director of Bandag, Incorporated, and Catalyst, Inc., which have classes of securities registered with the Securities and Exchange Commission. Mr. Carver is also President of Carver Aero, Inc., which operates fixed base operations at airports in Muscatine, Iowa, and Davenport, Iowa, and President of Carver Hardware, Inc., which operates a chain of hardware stores.

Stephen  R.  Cracker.  Mr.  Cracker  has  served as  President  and CEO of First
National Bank in Fairfield since January 1, 2002, prior to which he served as Executive Vice President and Chief Operating Officer from 1985 through 2001. Mr. Cracker also has served since 1982 as a Director of First National Bank in Fairfield.

Larry L. Emmert. Mr. Emmert has been President of Hoffmann, Inc., a general building contractor located in Muscatine, Iowa, since 1981. Mr. Emmert is also a Director of First National Bank of Muscatine.

Craig R. Foss. Mr. Foss has been President and a shareholder of the law firm of Foss, Kuiken, Gookin and Cochran, P.C., Fairfield, Iowa, since 1979. Mr. Foss is also Vice Chairman of the Board of First National Bank in Fairfield.

Donald R. Heckman. Mr. Heckman is an investor. Prior to retirement, Mr. Heckman had been Factory Manager of the H. J. Heinz Co. plant located in Muscatine, Iowa, 1973 to February 1995. This plant produced and warehoused various consumer products including ketchup, gravy and various sauces. Mr. Heckman is also a Director of First National Bank of Muscatine.

David R. Housley. Mr. Housley has served as President of Doran and Ward Printing Co., a commercial printing company specializing in the printing of packaging products, for more than fifteen years. He also served as President of Master Muffler and Brake, Inc. for more than fifteen years through December 2001, and Automart Undercar Distributors for approximately five years ending in January 2002. These companies are retail and wholesale suppliers of mufflers and various other replacement parts for the underside of automobiles. Mr. Housley has served since late 2001 as President of Simpson Security Papers, Inc., a manufacturer and wholesaler of safety/security paper used primarily by printing companies for documents, checks, certificates, licenses, etc. Mr. Housley became a Director of First National Bank of Muscatine in February 1999 and a Director of the Company in April 1999.

D. Scott Ingstad. Mr. Ingstad has served as First National Bank of Muscatine's Vice Chairman of the Board since October 1999, and Director, President and CEO of First National Bank of Muscatine since 1990. Mr. Ingstad is also Vice Chairman, as of October 1999, President, since December 1996, and CEO since January 2001, of the Company.

Victor G. McAvoy. Dr. McAvoy has served as President of Muscatine Community College and Vice-Chancellor of the Eastern Iowa Community College District since 1986. Mr. McAvoy is also a Director of First National Bank of Muscatine.

John "Jay" S. McKee. Mr. McKee has served as Vice President of Finance of McKee Button Company, a manufacturer of buttons emphasizing the men's dress shirt market, since 1982. Mr. McKee became a Director of First National Bank of Muscatine in February 1999 and a Director of the Company in April 1999.

George A. Shepley. Mr. Shepley has been Chairman of the Board of the Company since 1983. He was CEO of the Company from 1983 through December 2000. Mr. Shepley served as President of the Company from 1989 until December 1996. He has served as Chairman of the Board, 1987 to present, President, 1963 to 1989, First National Bank of Muscatine and Chairman of the Board, 1986 to present, First National Bank in Fairfield.

Beverly J. White. Mrs. White has served as a Director since 1993, and Vice President since 1996, of Quality Foundry Co. Quality Foundry Co. is landlord to a business operating a grey iron foundry specializing in semi-steel castings. Mrs. White is also a Director of First National Bank of Muscatine.

Officers and Directors of the Company and its subsidiaries have had, and may have in the future, banking transactions in the ordinary course of business of the Company's subsidiaries. All such transactions are on substantially the same terms, including interest rates on loans and collateral, as those prevailing at the time for comparable transactions with others and involve no more than the normal risk of collectibility.

Meetings and Committees of the Board of Directors

The Board of Directors held twelve regular meetings and no special meetings during the last fiscal year. All incumbent Directors attended at least 75% of the regular Board of Directors meetings held after each Director was duly elected and qualified. The annual retainer that each outside Director received in 2001 was $5,500 plus $125 for each committee meeting attended. Executive officers who also serve on the Board of Directors do not receive such retainer or committee fees.

The Company has committees of the Board of Directors, which meet on an "as needed" basis. The Human Resource Committee met one time; its members are Mrs. White (Chairperson), Mr. Emmert, Mr. Housley, Mr. McAvoy, and Mr. Shepley. The Retirement Plan Committee met one time during 2001; its members are Mr. McAvoy (Chairman), Mr. Emmert, Mrs. White and Mr. Bartling. The Audit Committee met four times; its members are Mr. Heckman (Chairman), Mr. McKee, and Mrs. White.

Compensation Committee Report

The Human Resource Committee serves as the Company's compensation committee. The Committee policy is to seek to provide fair and competitive compensation, encourage the retention of highly qualified individuals and enhance shareholder value by encouraging increased profitability of the Company. This policy is intended to align the financial interest of the Company's and subsidiary banks' officers (including executive officers) with those of the shareholders, as well as to create an atmosphere that recognizes the contribution and performance of each officer. In addition to merit-based promotions, the essential components of the compensation policy for the Company's executive officers are base compensation, cash bonuses and deferred compensation.

The Committee considers many factors when determining compensation levels for executive officers. These factors include the extent to which each executive officer contributes to enhancement of shareholder value and comparisons of the Company's compensation of executive officers to the compensation paid to executive officers by other companies in the banking industry, including peer groups. The Committee also considers the extent to which each executive officer contributes to attainment of earnings targets for the Company and each subsidiary. Other factors include the executive officer's contribution to return on average equity, contribution to maintaining and enhancing earnings per share, contribution to the profitable growth of the Company, and contribution to improvements in quality of assets and, thus, quality of earnings. In determining the base compensation of the executive officers for 2001, the Committee considered all of the aforementioned factors, as well as an average salary increase at the subsidiary banks of approximately 3%-4%.

In determining the compensation level for the Chief Executive Officer, the Committee specifically reviews trends in the Company's earnings per share, return on average equity, and growth of the balance sheet. It looks at the overall return to shareholders, including dividends paid and changes in the fair market value of the Company's stock. The Committee also assesses the CEO's effectiveness in leadership and communication skills, as demonstrated by the level at which the subsidiary banks attain their targets for earnings and asset quality, and the effectiveness of the strategic and operating planning process, which the CEO leads. During 2000, the Company's earnings per share increased 4.9%, cash dividends declared per share resulted in a yield on beginning of the year price of 4.0%, total assets grew 2.5%, and total shareholder return was -14.5%. Return on average equity was 17.8%. Nonaccrual loans, renegotiated loans and loans past due 90 days or more increased $329,000 (59.6%) while net loans increased more than $3.5 million or 1.3%.

This report submitted by the Human Resource Committee:
        Beverly J. White, Chairperson
        Larry L. Emmert
        David R. Housley
        Victor G. McAvoy
        George A. Shepley

Management Compensation

The following table sets forth the remuneration paid or accrued for the past three years by the Company and its subsidiaries to the highest paid executive officers whose 2001 cash compensation exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                        Long Term Compensation
                                                                                -----------------------------------
                                                  Annual Compensation                   Awards             Payouts
                                           ----------------------------------   -----------------------   ---------
                                                                                Restricted
                                                                                   Stock                               All Other
Name and Principal                          Salary    Bonus     Other Annual       Awards    Options or     LTIP      Compensation
Position(s)                         Year       $        $      Compensation $        $         SARs #     Payouts $      $ (1)
------------------------------------------------------------------------------------------------------------------------------------
George A. Shepley                   2001    106,000    2,500         - -             - -          - -        - -         11,083
Chairman of the Board of the        2000    206,000   13,133         - -             - -          - -        - -         11,817
Company, First National Bank        1999    200,014   10,500         - -             - -          - -        - -         14,716
of Muscatine and First
National Bank in Fairfield

D. Scott Ingstad                    2001    173,400   21,935         - -             - -          - -        - -         23,088
Vice Chairman, President & CEO      2000    173,400   19,074         - -             - -          - -        - -         18,380
of the Company; Vice Chairman,      1999    163,500   21,461         - -             - -          - -        - -         14,716
President and CEO, First National
Bank of Muscatine

Dean H. Holst                       2001    121,825    3,197         - -             - -          - -        - -         14,623
Director of the Company;            2000    118,277   17,564         - -             - -          - -        - -         14,940
Director, President and CEO,        1999    116,529    7,735         - -             - -          - -        - -         11,430
First National Bank in Fairfield

Kim K. Bartling                     2001    132,500   16,475         - -             - -          - -        - -         17,558
Director, Executive Vice            2000    128,000   11,680         - -             - -          - -        - -         13,894
President, Chief Operating          1999    116,600    9,329         - -             - -          - -        - -         11,892
Officer and Treasurer of the
Company; Director, EVP and CFO,
First National Bank of Muscatine;
Director, First National Bank in
Fairfield

Tim M. Nelson                       2001    105,600    9,000         - -             - -          - -        - -         11,045
Executive Vice President            2000    101,467    9,766         - -             - -          - -        - -          9,179
and Senior Loan Officer,            1999     97,333   11,680         - -             - -          - -        - -          9,931
First National Bank of
Muscatine

(1) Includes contributions to the employee stock ownership plan with 401(k) provisions totaling; $11,083 For Mr. Shepley, $13,987 for Mr. Ingstad, $11,433 for Mr. Holst, $11,733 for Mr. Bartling, and $9,589 for Mr. Nelson . Also includes matching contributions and interest earnings under the Company's deferred compensation plan totaling; $0 for Mr. Shepley, $9,101 for Mr. Ingstad, $3,190 for Mr. Holst (interest earnings only), $5,825 for Mr. Bartling, and $1,456 for Mr. Nelson.

Audit Committee Report

In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibilities to stockholders concerning the Company's financial reporting and internal controls, and facilitates open communication among the Audit Committee, Board of Directors, outside auditors, and management. In discharging its oversight role, the Audit Committee reviewed and discussed the audited financial statements contained in the 2001 Annual Report on Form 10-K with the Company's management and independent auditor. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditor is responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America.

The Committee met privately with the independent auditor, and discussed issues deemed significant by the auditor, including those required by Statement on Auditing Standards No. 61 (Communications with Audit Committees). In addition, the Committee discussed with the independent auditor its independence from Iowa First Bancshares Corp. and its management, including the matters in the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and considered whether the provision of non-audit services was compatible with maintaining the auditor's independence.

In reliance on the reviews and discussions outlined above, the Audit Committee has recommended to the Board that the audited financial statements be included in Iowa First Bancshares Corp.'s Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the SEC.

All members of the Audit Committee meet the independence standards as defined in the applicable listing standards of the National Association of Securities Dealers.

This report submitted by the Audit Committee: Donald R. Heckman (Chairman), John "Jay" S. McKee and Beverly J. White.

McGladrey & Pullen, LLP's Fees

Audit Fees:

The aggregate fees billed for professional services rendered for the audit of the Company's annual financial statements for the year ending December 31, 2001 and the review of the financial statements included in the Company's Forms 10-Q for 2001 filed with the Securities and Exchange Commission was $65,100.

Financial Information Systems Design and Implementation fees:
No fees were earned by McGladrey & Pullen, LLP for any information technology service (of the type described in Rule 2-01 (c)(4)(ii)(B) of Regulation S-X) during 2001.

All other fees:
The aggregate fees billed for non-audit services rendered by McGladrey & Pullen, LLP and its associated entity, RSM McGladrey, Inc., for the year ending December 31, 2001, was $86,600. The audit committee has considered whether the provision of these services is compatible with maintaining the independence of McGladrey & Pullen, LLP.

Representatives of McGladrey & Pullen, LLP, independent auditors for the Company, will be present at the annual meeting, will have an opportunity to make any statement they desire, and will be available to respond to appropriate questions.

Employee Stock Ownership Plan with 401(k) Provisions

The Company sponsors an employee stock ownership plan with 401(k) provisions. An employee becomes a participant upon completing a minimum period of employment. Employee contributions up to 6% of total compensation per employee are matched by the employer at a rate of 50% of the employee contributed amount. Additionally, the employer may make discretionary profit-sharing contributions to the plan; total annual contributions cannot exceed the amount that can be deducted for federal income tax purposes. Participants may direct investment of the funds they have contributed to their individual accounts under the plan utilizing several fixed income and equity investment options. A portion of the discretionary profit-sharing contributions made by the Company or its subsidiaries for the participants may be directed for investment in common shares of the Company. Participant (but not Company) contributions are included in salary in the Summary Compensation Table. The Company and its subsidiaries contributed a cash total of $320,038 to this plan for 2001.

Performance Incentive Plans

In addition to base compensation, each executive officer of the Company and the subsidiaries has specific annual weighted goals which, if attained, will result in year-end cash performance incentive pay equal to 10% of base pay. The maximum annual payment under this incentive plan is 15% of base pay for each participant, for substantially exceeding the goals established. For the year ended December 31, 2001, amounts paid or accrued under this incentive plan totaled $66,257 which included $53,107 for executive officers of the Company as a group. Also, the Company and subsidiaries have discretionary performance incentive plans covering a majority of the officer level employees as well as other specific employees. These plans encourage improved efficiency and effectiveness of employees by increasing remuneration as a direct result of individual and organizational goal attainment. Payments made or accrued under all performance incentive plans, including the executive officer plan discussed above, totaled $186,754 for 2001.

Executive Employment Agreements

In order to advance the interests of the Company by enabling the Company to attract and retain the services of key executives upon which the successful operations of the Company are largely dependent, the Board of Directors tendered Employment and Change in Control Agreements to D. Scott Ingstad, Dean H. Holst and Kim K. Bartling. An Employment Agreement was also tendered by the Board of Directors to Tim M. Nelson. See the Summary Compensation Table for information regarding the company positions held by these individuals.

The Employment Agreements are for a base term of two years and automatically renew unless 90 days notice of non-renewal is provided to the other party. If an executive's employment is terminated prior to the expiration of the Agreement or by the providing of notice of non-renewal, or if the executive is constructively discharged (for example, as a result of a reduction in responsibilities or compensation, or other breach of the Agreement by the Company), the executive is entitled to a severance benefit of : (1) twelve months base pay; (2) any vacation pay accrued but not yet taken; (3) an amount equal to the annual average past three years payment under the Performance Incentive Plan; (4) reimbursement of a portion of medical premiums paid by the executive such that the same "cost-sharing" basis provided at the date of termination is maintained.

Upon a change in control, as defined, the Change in Control Agreements become effective. The executive will, under the Agreement, remain employed by the Company for three years after the effective date or until executive's normal retirement date (the Employment Term), whichever is earlier. An executive who is terminated or constructively discharged after a change in control is entitled to the following for the remainder of the Employment Term: (1) base pay; (2)
payments under the Performance Incentive Plan; (3) perquisites to which the executive was entitled on the date of the change in control; and (4) contributions for benefits expected to be made to the Company's retirement plans.

Supplemental Compensation will also be provided to mitigate the effects of any excise taxes applicable to executive employment payments. Each executive is subject to a confidentiality agreement, and if the executive voluntarily terminates employment prior to a change in control or if executive's employment is terminated for cause, the executive will be subject to noncompetition and nonsolicitation agreements.

Deferred Compensation Agreements

The Company has entered into Deferred Compensation Agreements with certain directors and executive officers of the Company. Under the provisions of the agreements the directors and officers may defer a portion of their compensation each year. Based upon individual performance, if Board established performance targets are met, a match of up to 50% of the officers' deferrals (with an annual cap of $6,250 per participant) may be made by the Company. Related to the agreements, the Company has purchased various life insurance contracts. Interest on deferrals is computed at an annual rate equal to the taxable equivalent (determined using the Company's highest marginal tax bracket) of the highest yielding insurance contracts purchased by the Company related to the agreements. At December 31, 2001 the rate was 11%. Upon retirement, the director or officer will receive the deferral balance in 180 equal monthly installments. During the year ended December 31, 2001, the Company expensed $124,000 related to the agreements. As of December 31, 2001, the liability related to the agreements totaled $243,000.

The Company currently has no Incentive Stock Option or Nonstatutory Stock Option plans.

Comparative Performance By The Company

The graph below compares cumulative total return of the Company's common stock with (i) the Russell 2000 Stock Index, and (ii) the Media General Financial Services, Inc. (MGFS) Index for the stocks of small banks and bank holding companies in the Midwestern United States selected by the Company as a peer group (representing approximately twenty companies each with total assets under one billion dollars). In the Company's opinion, this index, which includes mainly smaller banking companies, affords a representative and meaningful comparison with Iowa First Bancshares Corp. The chart assumes an investment of $100 on January 1, 1997, in each of the Company's common stock, the Russell 2000 Stock Index, and the MGFS Index for the stocks of the selected bank peer group. Each year's performance is for the twelve months ended December 31. The index level for all series was set to 100.00 on January 1, 1997. The overall performance assumes dividend reinvestment throughout the period. The Company's common stock is not listed on any stock market exchange thus the price used for the Company's common stock in the chart was the greater of the year-end bid price supplied by one of the brokerage firms which acts as a market maker for the Company or the appraisal price supplied by an independent appraiser. The data points used in the omitted graph are as follows:

               Comparison of 5-Year Cumulative Total Return Among
                          Iowa First Bancshares Corp.,
                    Peer Group Index, and Russell 2000 Index

                                   1996    1997    1998    1999    2000    2001
                                  ----------------------------------------------

Iowa First Bancshares ..........  100.00  147.55  163.41  146.75  124.14  130.52
Peer Group Index:
  Small Banks ..................  100.00  159.22  139.19  112.58   96.36  144.74
Russell 2000 Index .............  100.00  122.34  118.91  142.21  136.07  137.46

Deadline for Shareholder Proposals for 2003 Annual Meeting

Proposals by shareholders intended to be presented at the 2003 annual meeting must be received at the Company's executive offices no later than November 12, 2002, to be included in the proxy statement and proxy form.

Deadline for Shareholder Nominations of Directors for 2003 Annual Meeting

Proposals by shareholders for vacant directorships intended to be presented at the 2003 annual meeting must be received at the Company's executive offices no later than November 12, 2002 to be included in the proxy statement and proxy form.

General

The entire cost of soliciting proxies for the annual meeting is paid by the Company. No solicitation other than by mail is contemplated.

The Board of Directors knows of no other matters which will be brought before the meeting, but, if other matters properly come before the meeting, the persons named in the proxy intend to vote the proxy according to their best judgment.

On written request to the undersigned at 300 East Second Street, Muscatine, Iowa 52761, the Company will provide, without charge to the shareholder, a copy of its Annual Report on Form 10-K, including financial statements and schedules, filed with the Securities and Exchange Commission for its most recent fiscal year.

Information set forth in this proxy statement is as of March 11, 2002, unless otherwise dated.

                                                          /s/ George A. Shepley
                                                          ----------------------
March 12, 2002                                            George A. Shepley
                                                          Chairman of the Board